Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes       Votes
                                              Favor of     Against     Abstained


1.  To elect the followingAndrew McNally IV   14,408,529     178,826           0
                          Frederick O. Roberts14,402,728     184,627           0
                          Harold J. Schaaff, J14,403,920     183,435           0
                          Fergus Reid         14,432,482     154,873           0
                          Graham E. Jones     14,431,160     156,195           0
                          John D. Barrett II  14,401,761     185,594           0
                          Samuel T. Reeves    14,115,430     471,925           0
                          Gerard E. Jones     14,405,594     181,761           0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes       Votes
                                              Favor of     Against     Abstained


2.  To ratify the selection of Ernst & Young L14,262,142   3,092,406      18,167
     independent accountants of the Fund